CONSENT OF INDEPENDENT ACCOUNTANTS

To Board of Directors
Netgateway, Inc.


     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Netgateway, Inc. of our report dated August 23, 1999 relating to the consolidated balance sheets of Netgateway, Inc. and subsidiaries as of June 30, 1998 and 1999 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year ended June 30,1999, the period March 4, 1998 (inception) through June 30,1998 and the cumulative period March 4, 1998 (inception) through June 30,1999, which report appears in the Registration Statement on Form S-1 of Netgateway, Inc., dated November 18, 1999.

     Our report dated August 23, 1999, contains an explanatory paragraph that states that the Company's planned principal operations have commenced, however, minimal revenues have been generated. Additionally, the Company continues to incur net losses and has continuing financial needs. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                /S/ KPMG LLP


Los Angeles, California
January 21, 2000